  Exhibit 10.1

STATUSED REVOLVING CREDIT SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated October 6, 2005 (then “MLA”), is entered into as of June 6. 2007, between CoBANK, ACB (“CoBank”) and SOUTH DAKOTA SOYBEAN PROCESSORS, LLC, Volga, South Dakota (the “Company”), and amends and restates the Supplement dated August 29, 2006, and numbered RIB051S01A.

SECTION 1.     The Revolving Credit Facility.  On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of $23,000,000.00 (the “Commitment”), or the “Borrowing Base” (as calculated pursuant to the Borrowing Base Report attached hereto as Exhibit A).  Within the limits of the Commitment, the Company may borrow, repay and reborrow.

SECTION 2.     Purpose.  The purpose of the Commitment is to finance the inventory and receivables referred to in the Borrowing Base Report.

SECTION 3.     Term.  The term of the Commitment shell be from the date hereof, up to and including September 1, 2007, or such later date as CoBank may, in its sole discretion, authorize in writing.

SECTION 4.     Interest.  The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company.

(A)             CoBank Base Rate.  At a rate pet annum equal at all times to ½ of of 1% below the rate of established by CoBank from time to time as its CoBank Base Rate, which Rate is intended by CoBank to be a reference rate and not its lowest  rate. The CoBank Base Rate will change on the date established by CoBank as the effective date of any change therein and CoBank agrees to notify the Company of any such change.

(B)             Quoted Rate.  At a fixed rate per annum be quoted by CoBank in its sole discretion in each instance.  Under this option, rates may be fixed on such  balances and for such periods, as may be agreeable to CoBank in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 30 days; (2) amounts maybe fixed in increments of $100,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be 5.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof.  Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans.  All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company’s local time.   Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payab1e monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require written notice to the Company.

SECTION 5.     Promissory Note.  The Company promises to repay the unpaid principal balance of the loans on the day that is six (6) months after the last day of the term of the Commitment.   In addition to the above, the Company promises to pay interest on the unpaid balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6.     Borrowing Base Reports, Etc. The Company agrees to furnish a Borrowing Base Report to CoBank such times or intervals as CoBank may from time to time request.  Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to CoBank within 30 days after each month end calculating the Borrowing Base as of the last day of the month for which the Report is being furnished.  However, if no balance is outstanding hereunder on the last day of such month, then no Report need  be furnished.  Regardless of the frequency of the reporting, if at any time the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify the CoBank and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.

SECTION 7.     Letters of Credit.  If agreeable to CoBank in its sole discretion in each instance, in addition to loans, the Company may utilize the Commitment to open irrevocable letters of credit for its account. Each letter of credit will be issued within a reasonable period of time after receipt of a duly completed and executed copy of CoBank’s then current form of application or, if applicable, in accordance with the terms or any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder. Any draw under any letter of credit issued hereunder shall be deemed an advance under the Commitment.  Each letter of credit must be in form and content acceptable to CoBank and must expire no later than the maturity date of the Commitment.  Notwithstanding the foregoing or any other provision hereof the maximum amount capable of being drawn under each letter of credit must be statused against the Borrowing Base in the same manner as if it were a loan, and in the event that (after repaying all loans) the maximum amount capable of being drawn under the letters of credit exceeds the Borrowing Base, then the Company shall immediately notify CoBank and pay to CoBank (to be held as cash collateral) an amount equal to such excess.

SECTION 8.     Commitment Fee.  In consideration at the commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate of 1/4 of 1% per annum (calculated on a 360 day basis), payable monthly in arrears by the 20th day following each month.  Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment.  For purposes of calculating the commitment fee only, the “Commitment” shall mean the dollar amount specified in Section 1 hereof, irrespective of the Borrowing Base.

SECTION 9.     Amendment Fee.   In consideration of the amendment, the Company agrees to pay to CoBank on the execution hereof a fee in the amount of $5,000.00.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		SOUTH DAKOTA
SOYBEAN PROCESSORS, LLC

By:	/s/ Penny Probaco	By:	/s/ Rodney Christianson

Title:	Assistant Corporate Secretary	Title:	CEO

06/06/07

Indebtedness

We have two lines of credit with CoBank, our primary lender, to meet the short and long-term needs of our operations. The first credit line is a revolving long-term loan, which was amended on March 26, 2007. Under the terms of this amended loan, we may borrow funds as needed up to the credit line maximum, or $13.2 million, and then pay down the principal whenever excess cash is available. Repaid amounts may be reborrowed up to the available credit line.  The available credit line reduces by $1.3 million every six months until maturity on March 20, 2013, except the reduction is waived for September 2007 and March 2008.  Beginning in September 2008, the reduction will continue and payments are required if our principal balance outstanding exceeds our then available credit line. The final payment at maturity is equal to the remaining unpaid principal balance of the loan. We pay a 0.50% annual commitment fee on any funds not borrowed. The principal balance outstanding on the revolving term loan was $13.2 million as of March 31, 2007 and March 31, 2006.

The second credit line is a revolving working capital loan that expires on September 1, 2007. The primary purpose of this loan is to finance inventory and receivables. The maximum available under this credit line is $16 million. Borrowing base reports and financial statements are required monthly to justify the balance borrowed on this line. We pay a 0.25% annual commitment fee on any funds not borrowed; however, we have the option to reduce the credit line during any given commitment period listed in the agreement to avoid the commitment fee. The principal balance outstanding on the working capital loan was approximately $6.75 million as of March 31, 2007, compared to $2,500 as of March 31, 2006.

Both CoBank loans are set up with a variable rate option. The variable rate is set by CoBank and changes weekly on the first business day of each week. We also have a fixed rate option on both loans allowing us to fix rates for any period between one day and the entire commitment period. The annual interest rate on both the working capital and revolving term loans as of March31, 2007 was 7.75%, compared to 7.45% as of March 31, 2006.  Both CoBank loans are secured by substantially all of our assets and are subject to compliance with standard financial covenants and the maintenance of certain financial ratios. We were in compliance with all covenants and conditions with CoBank as of March 31, 2007 and as of the date of this filing.

We also have other long-term contracts and notes totaling approximately $0.9 million, with a weighted average annual interest rate of 4.4% as of March 31, 2007.  These arrangements include a no interest $621,000 long-term note payable to the other USSC shareholders relating to our purchase of their tendered shares in USSC.  The obligation is secured by the purchased shares. We made principal payments of $35,000 and $85,000 on these additional long-term obligations during the three months ended March 31, 2007 and 2006, respectively.

Out indebtedness is expected to increase in 2008 as a result of improvements to our facility’s railway infrastructure. We are currently guaranteeing a $1.81 million loan between the State of South Dakota Department of Transportation and the Brookings County Regional Railway Authority. This guaranty, however, will become a direct obligation of ours beginning in 2008, at which time we will begin making principal and interest payments directly on an annual basis. For further details of this transaction, please see “Off-Balance Sheet Financing Arrangements-Guaranty” below.